Exhibit 21

SUBSIDIARIES OF CONAGRA FOODS, INC.

ConAgra Foods, Inc. is the parent corporation owning, directly or indirectly, 100% of the voting securities (unless otherwise noted) of the following subsidiaries principally engaged in the production and distribution of food products (unless otherwise noted) as of May 25, 2008:

Subsidiary	Jurisdiction of Formation
ConAgra Foods Canada, Inc. / Aliments ConAgra Canada, Inc.	Canada

ConAgra Foods Enterprise Services, Inc.	Delaware

ConAgra Foods Export Company, Inc.	Delaware

ConAgra Foods Food Ingredients Company, Inc. (owns 100% of one domestic limited liability company, and divested a 45% owned domestic limited liability company subsequent to May 25, 2008)	Delaware

ConAgra Foods Lamb Weston, Inc. (owns 100% of three domestic limited liability companies, 82% of one domestic limited liability company, and 100% of two domestic corporations)	Delaware

ConAgra Foods Packaged Foods, LLC (owns 100% of one domestic limited liability company)	Delaware

ConAgra Foods RDM, Inc.	Delaware

ConAgra Foods Sales, Inc.	Delaware

ConAgra Grocery Products Company, LLC (owns 100% of four domestic corporations, 50% of one domestic corporation, 77% of one domestic corporation, 25% of one domestic corporation, 50% of one foreign entity, and less than 1% of four foreign entities)

Delaware

ConAgra International Fertilizer Company (principally engaged in the agricultural chemicals business), which was divested subsequent to May 25, 2008.	Delaware

ConAgra International, Inc. (owns 23% of one domestic corporation, 54% of one foreign entity, 100% of six foreign entities, 66% of one foreign entity, 98% of one foreign entity, 99% of three foreign entities, 12% of one foreign entity, less than 1% of five foreign entities. It also divested one 100% owned foreign entity one 90% owned foreign entity, and one less than 1% owned foreign entity subsequent to May 25, 2008, all of which were principally engaged in the worldwide commodities trading business or the agricultural chemicals business)

Delaware

ConAgra Limited/ConAgra Limitée (owns 100% of one Canadian corporation, 100% of one foreign entity, 50% of one Canadian corporation, and divested another owned Canadian corporation subsequent to May 25, 2008)

Canada

ConAgra Trade Group, Inc. (owns 100% of three domestic corporations), all of which were divested subsequent to May 25, 2008.	Delaware

Lamb Weston Sales, Inc. (owns 100% of one domestic corporation)	Delaware

The corporations listed above are included in the consolidated financial statements, which are a part of this report.